THE REAL BROKERAGE INC.

RESTRICTED SHARE UNIT PLAN

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions

For purposes of this Plan:

(a) "Account" means an account maintained by the Corporation for each Participant and which will be credited with RSUs in accordance with the terms of this Plan;

(b) "Award Date" means the date or dates on which an award of RSUs is made to a Participant in accordance with Section 4.1;

(c) "Award Value" means, with respect to any RSUs, an amount equal to the number of RSUs, as such number may be adjusted in accordance with the terms of this Plan, multiplied by the Fair Market Value of the Shares;

(d) "Black-Out Period" means the period of time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any Participant that holds an RSU;

(e) "Board" means the board of directors of the Corporation as constituted from time to time;

(f) "Change of Control" means:

(i) a successful takeover bid; or

(ii) (A) any change in the beneficial ownership or control of the outstanding securities or other interests of the Corporation which results in:

(1) a person or group of persons "acting jointly or in concert" (within the meaning of MI 62-104); or

(2) an affiliate or associate of such person or group of persons;

holding, owning or controlling, directly or indirectly, more than 50% of the outstanding voting securities or interests of the Corporation; and

(B) members of the Board who are members of the Board immediately prior to the earlier of such change and the first public announcement of such change cease to constitute a majority of the Board at any time within sixty days of such change; or

(iii) Incumbent Directors no longer constituting a majority of the Board; or

(iv) the winding up of the Corporation or the sale, lease or transfer of all or substantially all of the assets to any other person or persons (other than pursuant to an internal reorganization or in circumstances where the business of the Corporation is continued and where the shareholdings or other securityholdings, as the case may be, in the continuing entity and the constitution of the board of directors or similar body of the continuing entity is such that the transaction would not be considered a "Change of Control" if paragraph 1.1(f)(ii)) above was applicable to the transaction); or

(v) any determination by a majority of the Board that a Change of Control has occurred or is about to occur and any such determination shall be binding and conclusive for all purposes of this Plan;

(g) "Code" means the U.S. Internal Revenue Code of 1986, as amended;

(h) "Committee" has the meaning ascribed thereto in Section 2.4;

(i) "Corporation" means The Real Brokerage Inc., and includes any successor corporation thereof;

(j) "Dividend Equivalent" has the meaning ascribed thereto in Section 4.2;

(k) "Dividend Market Value" means the Fair Market Value per Share on the dividend record date;

(l) "Exchange" means the TSXV or, if the Shares are not then listed and posted for trading on the TSXV, such stock exchange on which such Shares are listed and posted for trading as may be selected for such purpose by the Board;

(m) "Expiry Date" means, with respect to a RSU, the expiry date as may be determined by the Board, in its sole discretion, and set out in the applicable RSU Agreement;

(n) "Fair Market Value" with respect to a Share, as at any date, means the volume weighted average of the prices at which the Shares traded on the TSXV (or, if the Shares are not then listed and posted for trading on the TSXV or are then listed and posted for trading on more than one stock exchange, on such stock exchange on which the majority of the trading volume and value of the Shares occurs) for the three (3) trading days on which the Shares traded on the said exchange immediately preceding such date. In the event that the Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Shares as determined by the Board in its sole discretion, acting reasonably and in good faith;

(o) "Forfeiture Date" means the date that is the earlier of: (i) the effective date of the Participant's termination or resignation, as the case may be; and (ii) the date that the Participant ceases to be in the active performance of the usual and customary day-to- day duties of the Participant's position or job, regardless of whether adequate or proper advance notice of termination or resignation shall have been provided in respect of such cessation of being a Participant;

(p) "Incumbent Directors" means any member of the Board who was a member of the Board at the effective date of this Plan and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of the Board, including a majority of the Incumbent Directors then on the Board, prior to the occurrence of the transaction, transactions, elections or appointments giving rise to a Change of Control;

(q) "Insider", "associate" and "affiliate" each have the meaning ascribed thereto in the TSX Venture Exchange Corporate Finance Manual, as amended from time to time;

(r) "MI 62-104" means Multilateral Instrument 62-104 - Take-Over Bids and Issuer Bids, as amended from time to time;

(s) "Outside Payment Date", in respect of a RSU, means December 31 of the calendar year in which the Expiry Date occurs;

(t) "Participant" means any director, officer, employee or consultant of, or a person or company engaged by, one or more of the entities comprising the Real Group to provide services, other than person engaged to perform Investor Relations Activities (as such term is defined under the policies of the Exchange) for an initial, renewable or extended period, determined to be eligible to participate in this Plan in accordance with Section 3.1 and, where applicable, a former Participant deemed eligible to continue to participate in this Plan in accordance with Section 4.5;

(u) "Plan" means this Restricted Share Unit Plan;

(v) "Real Group" means, collectively, the Corporation, any entity that is a Subsidiary of the Corporation from time to time, and any other entity designated by the Board from time to time as a member of the Real Group for the purposes of this Plan (and, for greater certainty, including any successor entity of any of the aforementioned entities);

(w) "RSU" means a unit equivalent in value to a Share credited by means of a bookkeeping entry in the Participants' Accounts;

(x) "RSU Agreement" has the meaning set forth in Section 3.2;

(y) "Security Based Compensation Arrangements" means any incentive plan of the Corporation (other than this Plan), including the Corporation's stock option plan, and any incentive options granted by the Corporation outside of this Plan;

(z) "Share" means a common share of the Corporation;

(aa) "Subsidiary" has the meaning ascribed thereto in the Securities Act (Ontario);

(bb) "Successor" has the meaning ascribed thereto in Section 5.2;

(cc) "takeover bid" means a "take-over bid" as defined in MI 62-104 pursuant to which the "offeror" would as a result of such takeover bid, if successful, beneficially own, directly or indirectly, in excess of 50% of the outstanding Shares;

(dd) "TSXV" means the TSX Venture Exchange Inc.;

(ee) "U.S. Participant" means a Participant who is a citizen or resident of the United States (including its territories, possessions and all areas subject to the jurisdiction); and

(ff) "Vesting Date" means, with respect to any RSU, the date upon which the Award Value to which the Participant is entitled pursuant to such RSU shall irrevocably vest and become irrevocably payable by the Corporation to the Participant in accordance with the terms hereof.

1.2 Interpretation

Words in the singular include the plural and words in the plural include the singular. Words importing male persons include female persons, corporations or other entities, as applicable. The headings in this document are for convenience and reference only and shall not be deemed to alter or affect any provision hereof. The words "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions mean or refer to this document as a whole and not to any particular Article, Section, paragraph or other part hereof.

ARTICLE II

PURPOSE AND ADMINISTRATION OF THE PLAN

2.1 Purpose

The purpose of this Plan is to: (a) aid in attracting, retaining and motivating the directors, officers, employees and other eligible Participants of the Real Group in the growth and development of the Real Group by providing them with the opportunity through RSUs to acquire an increased proprietary interest in the Corporation; (b) more closely align their interests with those of the Corporation's shareholders; (c) focus such Participants on operating and financial performance and long-term shareholder value; and

(d) motivate and reward for their performance and contributions to the Corporation's long-term success.

2.2 Administration of the Plan

Subject to Section 2.4, this Plan shall be administered by the Board.

2.3 Authority of the Board

The Board shall have the full power to administer this Plan, including, but not limited to, the authority to:

(a) interpret and construe any provision hereof and decide all questions of fact arising in their interpretation;

(b) adopt, amend, suspend and rescind such rules and regulations for administration of this Plan as the Board may deem necessary in order to comply with the requirements of this Plan, or in order to conform to any law or regulation or to any change in any laws or regulations applicable thereto;

(c) determine the individuals or companies to whom RSUs may be awarded provided that the Board, together with such individuals or companies, are responsible for ensuring and confirming that such person is a bona fide employee, consultant or management company employee of any member of the Real Group and therefore eligible as a Participant;

(d) award such RSUs on such terms and conditions as it determines including, without limitation: the time or times at which RSUs may be awarded; the time or times when each RSU shall vest and the term of each RSU; whether restrictions or limitations are to be imposed on the Shares the Corporation may elect to issue in settlement of all or a portion of the Award Value of vested RSUs and the nature of such restrictions or limitations, if any; any acceleration or waiver of termination or forfeiture regarding any RSU; in each case, based on such factors as the Board may determine appropriate, in its sole discretion;

(e) take any and all actions permitted by this Plan; and

(f) make any other determinations and take such other action in connection with the administration of this Plan that it deems necessary or advisable.

2.4 Delegation of Authority

To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee (the "Committee") of the Board all or any of the powers conferred on the Board under this Plan. In such event, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive.

The Board or the Committee may delegate or sub-delegate to any director or officer of the Corporation the whole or any part of the administration of this Plan and shall determine the scope of such delegation or sub-delegation in its sole discretion.

2.5 Discretionary Relief

Notwithstanding any other provision hereof, the Board may, in its sole discretion, waive any condition set out herein if it determines that specific individual circumstances warrant such waiver.

2.6 Amendment or Discontinuance of the Plan

(a) The Board may amend this Plan in any way, or discontinue this Plan altogether, and may amend, in any way, any RSU granted under this Plan at any time without the consent of a Participant, provided that such amendment shall not adversely alter or impair any RSU previously granted under the Plan or any related RSU Agreement, except as otherwise permitted hereunder and further provided that no amendment will cause the Plan or any RSU to cease to comply with paragraph (k) of the definition of "salary deferral arrangement" in subsection 248(1) of the Income Tax Act (Canada). In addition, the Board may, by resolution, make any amendment to this Plan or any RSU granted under it (together with any related RSU Agreement) without shareholder approval, provided however, that the Board will not be entitled to amend this Plan or any RSU granted under it without shareholder (disinterested shareholder approval if applicable) and, if applicable, TSXV approval, in order to: (i) increase the maximum number of Shares issuable pursuant to this Plan; (ii) cancel an RSU and subsequently issue to the holder of such RSU a new RSU in replacement thereof; (iii) extend the term of an RSU, but not beyond the Expiry Date; (iv) permit the assignment or transfer of an RSU other than as provided for in this Plan; (v) add to the categories of persons eligible to participate in this Plan; (vi) remove or amend Sections 4.4 (b), (c), (d) or (e) of this Plan; (vii) remove or amend this Section 2.6(a); or (viii) in any other circumstances where TSXV and shareholder approval is required by the TSXV. Any renewal of this plan will be subject to disinterested shareholder approval, and TSXV approval as applicable.

(b) Without limitation of Section 2.6(a), the Board may correct any defect or supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent deemed necessary or desirable, may establish, amend, and rescind any rules and regulations relating to this Plan, and may make such determinations as it deems necessary or desirable for the administration of this Plan.

(c) On termination of this Plan, any outstanding awards of RSUs under this Plan shall immediately vest and the Award Value underlying the RSUs shall be paid to the Participants in accordance with and upon compliance with Section 4.6. This Plan will finally cease to operate for all purposes when (i) the last remaining Participant receives payment in respect of the Award Value underlying all RSUs credited to the Participant's Account, or (ii) all unvested RSUs expire in accordance with the terms of this Plan and the relevant RSU Agreements.

2.7 Final Determination

Any determination or decision by, or opinion of, the Board, the Committee or a director or officer of the Corporation made or held pursuant to the terms set out herein shall be made or held reasonably and shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Corporation, the Participants and their beneficiaries and legal representatives.

Subject to Section 2.5, all rights, entitlements and obligations of Participants under this Plan are set forth in the terms hereof and cannot be modified by any other documents, statements or communications, except by amendment to the terms set out herein referred to in Section 2.6.

2.8 Withholding Taxes

When a Participant or other person becomes entitled to receive a payment in respect of any RSUs, the Corporation or a member of the Real Group shall have the right to require the Participant or such other person to remit to the Corporation or to a member of the Real Group, as the case may be, an amount sufficient to satisfy any withholding tax requirements relating thereto. Unless otherwise prohibited by the Committee or by applicable law, satisfaction of the withholding tax obligation may be accomplished by any of the following methods or by a combination of such methods:

(a) the tendering by the Participant of a cash payment to the Corporation, or a member of the Real Group, as the case may be;

(b) where the Corporation has elected to issue Shares to the Participant, the withholding by the Corporation or a member of the Real Group, as the case may be, from the Shares otherwise deliverable to the Participant such number of Shares as it determines are required to be sold by the Corporation, or a member of the Real Group, as the case may be, as agent for and on behalf of the Participant, to satisfy the total withholding tax obligation (net of selling costs, which shall be paid by the Participant). The Participant consents to such sale and grants to the Corporation, or a member of the Real Group, as the case may be, an irrevocable power of attorney to effect the sale of such Shares and acknowledges and agrees that neither the Corporation nor any member of the Real Group accepts any responsibility for the price obtained on the sale of such Shares; or

(c) the withholding by the Corporation or a member of the Real Group, as the case may be, from any cash payment otherwise due to the Participant;

provided, however, that the sum of any cash so paid or withheld and the Fair Market Value of any Shares so withheld is sufficient to satisfy the total withholding tax obligation. Any reference in this Plan to the Award Value or payment of cash or issuance of Shares in settlement thereof is expressly subject to this Section 2.8.

2.9 Taxes

Participants (or their beneficiaries) shall be responsible for reporting and paying all taxes with respect to any RSUs under the Plan, whether arising as a result of the grant or vesting of RSUs or otherwise. Neither the Corporation nor the Board make any guarantees to any person regarding the tax treatment of an RSU or payments made under the Plan and none of the Corporation or any of its employees or representatives shall have any liability to a Participant with respect thereto. In the event the Corporation applies in a local jurisdiction for a favourable and/or reduced tax route in such jurisdiction, and if the Plan or the grant fails to qualify for this reduced tax route, for any reason, the Participant in this jurisdiction shall bear the full responsibility for the taxes and the Corporation shall bear no liability what so ever to the Participant for such tax treatment. The Corporation will provide each Participant with (or cause each Participant to be provided with) a T4 slip or such information return as may be required by applicable law to report income, if any, arising upon the grant or vesting of rights under this Plan by a Participant for income tax purposes.

2.10 Information

Each Participant shall provide the Corporation with all of the information (including personal information) that it requires in order to administer this Plan.

2.11 Account Information

Information pertaining to the RSUs in Participants' Accounts will be made available to the Participants at least annually in such manner as the Corporation may determine and shall include such matters as the Board or the Committee may determine from time to time or as otherwise may be required by law.

2.12 Indemnification

Each member of the Board or Committee is indemnified and held harmless by the Corporation against any cost or expense (including any sum paid in settlement of a claim with the approval of the Corporation) arising out of any act or omission to act in connection with the terms hereof to the extent permitted by applicable law. This indemnification is in addition to any rights of indemnification a Board or Committee member may have as director or otherwise under the by-laws of the Corporation, any agreement, any vote of shareholders, or disinterested directors, or otherwise.

ARTICLE III

ELIGIBILITY AND PARTICIPATION IN THE PLAN

3.1 Participation

The Board, in its sole discretion, shall determine, or shall delegate to the Committee the authority to determine, which Participants will participate in this Plan.

3.2 RSU Agreement

A Participant shall confirm acknowledgement of an award of RSUs made to such Participant in such form as determined by the Board from time to time (the "RSU Agreement"), within such time period and in such manner as specified by the Board. If acknowledgement of an award of RSUs is not confirmed by a Participant within the time specified, the Corporation reserves the right to revoke the crediting of RSUs to the Participant's Account.

3.3 Participant's Agreement to be Bound

Participation in this Plan by any Participant shall be construed as irrevocable acceptance by the Participant of the terms and conditions set out herein and all rules and procedures adopted hereunder and as amended from time to time.

ARTICLE IV

TERMS OF THE PLAN

4.1 Grant of RSUs

Subject to Section 3.2, an award of RSUs pursuant to this Plan will be made and the number of such RSUs awarded will be credited to each Participant's Account, effective as of the Award Date. The number of RSUs to be credited to each Participant's Account shall be determined by the Board, or the Committee delegated by the Board to do so, each in its sole discretion.

4.2 Credits for Dividends

Following the declaration and payment of dividends on the Shares, the Board may, in its absolute discretion, determine to make a cash payment to a Participant in respect of outstanding vested RSUs credited to the Participant's Account and subject to the Participant providing an executed exercise notice (a "Dividend Equivalent"). Such Dividend Equivalent, if any, shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of RSUs recorded in the Participant's Account on the record date for the payment of such dividend, by

(b) the Dividend Market Value, with fractions computed to three decimal places. Payment of any such Dividend Equivalent will be made forthwith following any such determination by the Board and in any event within thirty (30) days of such determination.

4.3 Vesting

The Board or the Committee may, in its sole discretion, determine the time during which RSUs shall vest (except that no RSU, or portion thereof, may vest after the Expiry Date) and whether there shall be any other conditions or performance criteria to vesting. Notwithstanding the foregoing, the Committee may, at its sole discretion at any time or in the RSU Agreement in respect of any RSUs granted, accelerate or provide for the acceleration of vesting in whole or in part of RSUs previously granted. The Award Value of any RSU shall be determined as of the applicable Vesting Date.

4.4 Limits on Issuances

Notwithstanding any other provision of this Plan:

(a) the maximum number of Shares issuable pursuant to RSUs under this Plan shall be limited to 28,267,516 (being 20% of the issued and outstanding Shares as at July 16, 2020), less the number of Shares issuable pursuant to all other Security Based Compensation Arrangements;

(b) the number of Shares reserved for issuance to any one Participant retained as a consultant to provide services to any of the entities comprising the Real Group under all Security Based Compensation Arrangements in any 12 month period shall not exceed 2% of the issued and outstanding Shares;

(c) unless the Corporation has received disinterested shareholder approval to do so, the number of Shares reserved for issuance to any one Participant under all Security Based Compensation Arrangements in any 12 month period will not exceed 5% of the issued and outstanding Shares calculated as at the date of the grant to such Participant;

(d) unless the Corporation has received disinterested shareholder approval to do so the number of Shares issuable to Insiders, at any time, under all Security Based Compensation Arrangements, shall not exceed 10% of the issued and outstanding Shares; and

(e) unless the Corporation has received disinterested shareholder approval to do so the number of Shares issued to Insiders, within any one year period, under all Security Based Compensation Arrangements, shall not exceed 10% of the issued and outstanding Shares calculated at the date of the grant to any Insider.

For the purposes of this Section 4.4, any increase in the issued and outstanding Shares (whether as a result of the issue of Shares from treasury in settlement of the Award Value underlying vested RSUs or otherwise) will not increase the number of Shares that may be issued pursuant to this Plan. Shares issued from treasury in settlement of an Award Value underlying vested RSUs will not become available for grant under this Plan.

RSUs (or the Award Value thereof) that are cancelled, surrendered, terminated or that expire prior to the final Vesting Date or in respect of which the Corporation has not elected to issue Shares from treasury in respect thereof shall result in such Shares that were reserved for issuance thereunder being available to be issued, at the election of Corporation, in respect of a subsequent grant of RSUs pursuant to this Plan to the extent of any Shares which have not been issued from treasury in respect of any such RSU.

For purposes of the calculations in this Section 4.5 only, it shall be assumed that all issued and outstanding RSUs will be settled by the issuance of Shares from treasury, notwithstanding the Corporation's right pursuant to Section 4.6 to settle the Award Value underlying vested RSUs in cash (if applicable) or by purchasing Shares on the open market.

In addition to the terms set out herein, the administration and limitations of this Plan will be subject to the provisions of TSXV Policy 4.4 - Incentive Stock Options, as applicable.

4.5 RSU Terms

The term during which a RSU may be outstanding shall, subject to the provisions of this Plan requiring or permitting the acceleration or the extension of the term, be such period as may be determined from time to time by the Board or the Committee, but subject to the rules of any stock exchange or other regulatory body having jurisdiction (but in no case shall the term of an RSU extend beyond the Expiry Date).

In addition, unless otherwise determined by the Board or the Committee, or unless the Corporation and a Participant agree otherwise in an RSU Agreement or other written agreement (including an employment or consulting agreement), each RSU shall provide that if a Participant shall cease to be a director or officer of or be in the employ of, or a consultant or other Participant to, any of the entities comprising the Real Group for any reason whatsoever including, without limitation, retirement, resignation or involuntary termination (with or without cause), as determined by the Board in its sole discretion, before all of the awards respecting RSUs credited to the Participant's Account have vested or are forfeited pursuant to any other provision hereof, (i) such Participant shall cease to be a Participant as of the Forfeiture Date, (ii) the former Participant shall forfeit all unvested awards respecting RSUs credited to the Participant's Account effective as at the Forfeiture Date, (iii) any Award Value corresponding to any vested RSUs remaining unpaid as of the Forfeiture Date shall be paid to the former Participant in accordance with Section 4.6, and (iv) the former Participant shall not be entitled to any further payment from this Plan.

Notwithstanding the preceding paragraph or anything else contained in this Plan to the contrary, unless otherwise determined by the Board or the Committee, or unless the Corporation and a Participant agree otherwise in an RSU Agreement or other written agreement (including an employment or consulting agreement), if a Participant shall cease to be a director or officer of or be in the employ of, or a consultant or other Participant to, any of the entities comprising the Real Group due to the death of the Participant, any unvested RSUs in the deceased Participant's Account effective as at the time of the Participant's death shall be deemed to have vested immediately prior to the Forfeiture Date with the result that the deceased Participant shall not forfeit any unvested RSUs and the Award Value corresponding to all RSUs credited to such Participant's Account shall be paid to the legal representative of the deceased former Participant's estate in accordance with Section 4.6 after receipt of satisfactory evidence of the Participant's death from the authorized legal representative of the deceased Participant.

Where a Vesting Date occurs on a date when a Participant is subject to a Black-Out Period, such Vesting Date shall be extended to a date which is within (10) ten business days following the end of such Black-Out Period, and further provided that (i) if any such extension would cause the Vesting Date or Vesting Dates to extend beyond the Expiry Date, the amounts to be paid on such Vesting Date or Vesting Dates shall be paid on the Expiry Date notwithstanding the Black-Out Period, and (ii) if a Forfeiture Date occurs in respect of a Participant after the original Vesting Date then any unvested RSUs credited to the Participant's Account effective as of the Forfeiture Date that would have vested as of the original Vesting Date but for the Black-Out Period, shall be deemed to have vested immediately prior to the Forfeiture Date, but, subject to subparagraph (i), the Award Value of any such-vested RSUs shall be determined as of the Vesting Date as so extended by the provisions above, and any payment thereof shall be made only after such determination.

This Plan does not confer upon a Participant any right with respect to continuation of employment by or service provision to any of the entities comprising the Real Group, nor does it interfere in any way with the right of the Participant or any of the entities comprising the Real Group to terminate the Participant's employment or service provision at any time.

4.6 Payment in Respect of RSUs

On the Vesting Date, the Corporation, at its sole and absolute discretion, shall have the option of settling the Award Value payable in respect of an RSU by any of the following methods or by a combination of such methods:

(a) payment in cash

(b) payment in Shares acquired by the Corporation on the Exchange; or

(c) payment in Shares issued from the treasury of the Corporation.

The Corporation shall not determine whether the payment method shall take the form of cash (if applicable) or Shares until the Vesting Date, or some reasonable time prior thereto. A holder of RSUs shall not have any right to demand, be paid in, or receive Shares in respect of the Award Value underlying any RSU at any time. Notwithstanding any election by the Corporation to settle the Award Value of any vested RSUs, or portion thereof, in Shares, the Corporation reserves the right to change its election in respect thereof at any time up until payment is actually made, and the holder of such vested RSUs shall not have the right, at any time to enforce settlement in the form of Shares of the Corporation.

Any amount payable to a Participant in respect of vested RSUs shall be paid to the Participant as soon as practicable following the Vesting Date and in any event within thirty (30) days of the Vesting Date and prior to the Outside Payment Date (provided that any amount payable with respect to a Vesting Date that occurs after the Forfeiture, but before the RSU has terminated in accordance with an applicable provision of Section 4.6, must occur not later than the Expiry Date).

Where the Corporation elects to pay any amounts pursuant to vested RSUs by issuing Shares, and the determination of the number of Shares to be delivered to a Participant in respect of a particular

Vesting Date would result in the issuance of a fractional Share, the number of Shares deliverable on the Vesting Date shall be rounded down to the next whole number of Shares. No certificates representing fractional Shares shall be delivered pursuant to this Plan nor shall any cash amount be paid at any time in lieu of any such fractional interest.

ARTICLE V

EFFECT OF CORPORATE EVENTS

5.1 Alterations in Shares In the event:

(a) of any change in the Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or

(b) that any rights are granted to all or substantially all shareholders to purchase Shares at prices substantially below Fair Market Value; or

(c) that, as a result of any recapitalization, merger, consolidation or other transaction, the Shares are converted into or exchangeable for any other securities or property;

then the Board may make such adjustments to this Plan, to any RSUs and to any RSU Agreements outstanding under this Plan as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of amounts to be paid to Participants hereunder.

5.2 Merger and Sale, etc.

Except in the case of a transaction that is a Change of Control and to which Section 5.3 applies, if the Corporation enters into any transaction or series of transactions whereby the Corporation or all or substantially all of the assets would become the property of any other trust, body corporate, partnership or other person (a "Successor"), whether by way of takeover bid, acquisition, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise, prior to or contemporaneously with the consummation of such transaction the Corporation and the Successor will execute such instruments and do such things as the Board or the Committee may determine are necessary to establish that upon the consummation of such transaction the Successor will assume the covenants and obligations of the Corporation under this Plan and the RSU Agreements outstanding on consummation of such transaction. Any such Successor shall succeed to, and be substituted for, and may exercise every right and power of the Corporation under this Plan and RSU Agreements with the same effect as though the Successor had been named as the Corporation herein and therein and thereafter, the Corporation shall be relieved of all obligations and covenants under this Plan and such RSU Agreements and the obligation of the Corporation to the Participants in respect of the RSUs shall terminate and be at an end and the Participants shall cease to have any further rights in respect thereof including, without limitation, any right to acquire Shares upon vesting of the RSUs.

5.3 Change of Control

Notwithstanding any other provision in this Plan but subject to any provision to the contrary contained in an RSU Agreement or other written agreement (such as an agreement of employment) between the Corporation and a Participant, if there takes place a Change of Control, the Board or the Committee shall have the absolute discretion to determine if all issued and outstanding RSUs shall vest (whether or not then vested) upon the Change of Control and the Vesting Date shall be the date which is immediately prior to the time such Change of Control takes place, or at such earlier time as may be established by the Board or the Committee, in its absolute discretion, prior to the time such Change of Control takes place.

ARTICLE VI

GENERAL

6.1 Compliance with Laws

The Corporation, in its sole discretion, may postpone the issuance or delivery of any Shares that it elects to issue pursuant to any RSU to such date as the Committee may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations, except that in no event may the issuance of such Shares in respect of a RSU occur after the Outside Payment Date. The Corporation shall not be required to qualify for resale pursuant to a prospectus or similar document any Shares that it elects to issue pursuant to the Plan, provided that, if required, the Corporation shall notify the Exchange and any other appropriate regulatory bodies in Canada and the United States of the existence of the Plan and the granting of RSUs hereunder in accordance with any such requirements.

6.2 General Restrictions and Assignment

Except as required by law, the rights of a Participant hereunder are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant.

The rights and obligations hereunder may be assigned by the Corporation to a Successor to the business of the Corporation.

6.3 Market Fluctuations

No amount will be paid to, or in respect of, a Participant under this Plan to compensate for a downward fluctuation in the price of Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Plan will be unfunded.

The Corporation makes no representations or warranties to Participants with respect to this Plan or the RSUs whatsoever. Participants are expressly advised that the value of any RSUs and Shares under this Plan will fluctuate as the trading price of Shares fluctuates.

In seeking the benefits of participation in this Plan, a Participant agrees to exclusively accept all risks associated with a decline in the market price of Shares and all other risks associated with the holding of RSUs.

6.4 No Shareholder Rights

Until Shares have actually been issued and delivered should the Corporation elect to so issue Shares in accordance with the terms of the Plan, a Participant to whom RSUs have been granted shall not possess any incidents of ownership of such Shares including, for greater certainty and without limitation, the right to receive dividends, if any, on such Shares and the right to exercise voting rights in respect of such Shares.

6.5 Section 409A

This Plan, the RSUs and payments made to U.S. Participants pursuant to this Plan are intended to comply with, or qualify for an exemption from, the requirements of Section 409A of the Code and shall be construed consistently therewith and shall be interpreted in a manner consistent with that intention. Terms defined in this Plan shall have the meanings given to such terms under Section 409A of the Code if and to the extent required to comply with Section 409A. Notwithstanding any other provision of this Plan, the Corporation reserves the right, to the extent it deems necessary or advisable, in its sole discretion, to unilaterally amend the Plan to ensure that all RSUs issued to U.S. Participants are awarded in a manner that qualifies for exemption from, or complies with, Section 409A, provided, however, that the Corporation makes no undertaking to preclude Section 409A from applying to an award of RSUs, and the U.S. Participant or his or her estate, as the case may be, is and shall at all times be solely responsible for the payment of all taxes and penalties under Section 409A. The Corporation, its affiliates, directors, officers and agents shall have no liability to a U.S. Participant, or any other party, if an RSU that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant, or for any action taken by the Committee.

6.6 Governing Law

The validity, construction and effect of this Plan and any actions taken or relating to this Plan shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

6.7 Currency

All amounts paid or values to be determined under this Plan shall be in Canadian dollars.

6.8 Severability

The invalidity or unenforceability of any provision of this document shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from this document.

6.9 Effective Time

This Plan shall be effective as of August 20, 2020.